Exhibit 10.1

February 13, 2020

Mr. James McCaffrey
Chief Commercial Officer
CONSOL Energy Inc.

Dear Jim,

The purpose of this letter is to amend certain provisions of the Letter Agreement between you and CONSOL Energy Inc. (the Company) dated February 7, 2019, a copy of which is attached as an Exhibit A to this letter (“Exhibit A”). As previously agreed to in Exhibit A, you committed to work for the Company through March 31, 2020 in exchange for certain commitments regarding changes in the terms and conditions attached to your outstanding equity awards. Those terms remain unchanged as set forth in Exhibit A.

However, as we have discussed, you have now agreed to continue your employment with the Company through March 1, 2021. In exchange for this new commitment, the Company will continue to provide you with your normal compensation package at your current base salary, with continued eligibility to participate in Company programs available to executives at your level, inclusive of two (2) additional adjustments to your 2020 and 2021 long-term incentive (“LTIC”) award targets described below.
Our agreement is as follows:

1.)
You will continue to be employed through March 1, 2021, your retirement date (“Retirement Date”), provided that during the period beginning January 1, 2021 through March 1, 2021, your services will be on an as needed basis only;

2.)	Management will recommend that:

a.	Your 2020 long-term incentive compensation (“LTIC”) award will include an additional $150,000 worth of value over and above your existing LTIC target; and

b.	Your 2021 LTIC target will be valued at $150,000.

3.)	Your 2020 and 2021 LTIC awards will vest in full (100%) on your Retirement Date resulting in accelerated vesting by virtue of your age and service with the Company;

4.)
The action outlined in this letter is subject to the formal approval of the Committee, with full approval of this letter by the entire Board of Directors, which is anticipated to occur on or before the date hereof.

Jim, we thank you again for your continued service. Please contact me if you have any questions.

Sincerely,

/s/ Jimmy Brock

Jimmy Brock